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                                                                    EXHIBIT 3(a)

                     SECOND AMENDED AND RESTATED CERTIFICATE
                                OF INCORPORATION

                                       OF

                                DIGITAL LAVA INC.

     DIGITAL LAVA INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (as amended from time to time, the "Law"), hereby certifies as follows:

     1. The name of the Corporation is Digital Lava Inc., the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the "Secretary") on June 5, 1996, the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary on November 27, 1996, and an Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary on February 12, 1999. The name originally incorporated under is Lava Inc.

     2. Pursuant to Sections 242 and 245 of the Law, this Second Amended and Restated Certificate of Incorporation of the Corporation restates and integrates and further amends the Corporation's Certificate of Incorporation.

     3. The terms and provisions of this Second Amended and Restated Certificate of Incorporation have been duly adopted pursuant to the provisions of Sections 242 and 245 of the Law and have been approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Section 228 of the Law and written notice pursuant to Section 228(d) of the Law has been given to those stockholders whose written consent has not been obtained.

     4. The text of the Corporation's Amended and Restated Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:

                                   ARTICLE 1.

     The name of the corporation is DIGITAL LAVA INC. (the "Corporation").


                                   ARTICLE 2.

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, in the County of New Castle and its registered agent at such office is the Corporation Service Company.


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                                   ARTICLE 3.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Law.

                                   ARTICLE 4.

     A. The Corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the Corporation is authorized to issue is 40,000,000, of which:
(A) 35,000,000 shares shall be Common Stock, $.0001 par value per share (herein called "Common Stock"), and (B) 5,000,000 shares shall be Preferred Stock, $.0001 par value per share (herein called "Preferred Stock").

     B. The Board of Directors shall have the authority to fix by Resolution the voting powers (full, limited, multiple, fractional or none), designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of the Preferred Stock or any class or series thereof prior to or concurrently with the issuance of such shares.

     There shall be no cumulative voting rights for the Common Stock.

     The holders of the Common Stock and the Preferred Stock shall be entitled to dividends, when, as and if declared by the Board of Directors of the Corporation, payable at such time or times as the Board of Directors may determine.

     Subject to the determination of the Board of Directors with regard to the Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, all remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed in equal amounts per share and without preference or priority of one class of common stock over the other.

     Any action may be taken by the stockholders of the Corporation by their written consent without a stockholders' meeting.

     No stockholder of this Corporation shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of this Corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the board of directors, in its discretion from time to time may grant, and at such price as the Board of Directors in its discretion may fix; and the


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Board of Directors may issue shares of any class of this Corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

                                   ARTICLE 5.

     The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws of the Corporation. No election of directors need be by ballot unless the by-laws so provide.

                                   ARTICLE 6.

     The Corporation hereby expressly elects not to be governed by Section 203 of the Law.

                                   ARTICLE 7.

     A. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Law, or (iv) from any transaction from which the director derived an improper personal benefit. If the Law is amended after approval of by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Law, as so amended.

     B. The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director of the Corporation (and the Corporation, in the discretion of the Board, may so indemnify a person by reason of the fact that he is or was an officer or employee of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, that, the Corporation shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by such person and not by way of defense, or (ii) for any amounts paid in settlement of an action effected without the prior written consent of the Corporation to such settlement. Such indemnification is not exclusive of any other right to indemnification provided by law, agreement or otherwise.

     C. No amendment to or repeal of this Article shall apply to or have any effect on the


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rights of any individual referred to in this Article for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

                                   ARTICLE 8.

     The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation.

                                   ARTICLE 9.

     The Corporation shall have perpetual existence.

                                   ARTICLE 10.

     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statute) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

     IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer on February 12, 1999.

                                      DIGITAL LAVA INC.

                                      Joshua Sharfman, Chief Executive Officer


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